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Two North Riverside Plaza, Suite 2000, Chicago, Illinois 60606

Equity Commonwealth Completes Sales of Bridgepoint Square and 206 E. 9th Street
Chicago – November 1, 2024 - Equity Commonwealth (NYSE: EQC) announced it completed the sales of Bridgepoint Square, a 440,000 square foot office property, and 206 E 9th Street, a 176,000 square foot office property, both located in Austin, Texas, for a total sales price of $64.5 million.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s portfolio is comprised of 2 properties totaling 906,000 square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Investor Contact
Bill Griffiths
(312) 646-2801